Exhibit 10.7

Lease Agreement

Party A (Lessor) Shenzhen Nanhang Electronics Industry Limited Company

Business license No. /ID Card No.: 9144030019219470XF

Contact person and contact number: Mr. Weng 0755-26006678

Party B (Lessee): Shenzhen Yitianxin Electronics Co., Ltd.

Business license No. /ID Card No.: 9144 0300 0717 9541 0N

Contact person and phone number (required): Jiang Yili 139-0244-1129

According to the Contract Law of the People’s Republic of China and the relevant laws and regulations, on the basis of equality and voluntariness, both parties have reached an agreement on the leasing matters stipulated in this agreement and concluded this contract.

I. Leased property:

Party A leases Room 10B, Tulou Building, Avionics Engineering R&D Building, No. 7 Langshan Road, Gaoxin North District, Nanshan District, with a construction area of 200m2 to Party B for use.

II. Premises use: Office

III. Lease term:

The lease term is: From October 1, 2020 to September 30, 2025.

IV. The standard and method of collecting rent:

1. The rental details are as follows

Lease commencement date	Deadline	Unit price of rent (Yuan)	Progressive increase	Monthly Rent (Yuan)
October 1, 2020	September 30, 2021	100	0%	20,000.00
October 1, 2021	September 30, 2022	104	4%	20,800.00
October 8, 2022	September 30, 2023	108.16	4%	21,632.00
October 1, 2023	September 30, 2024	112.49	4%	22,498.00
October 1, 2024	September 30, 2025	116.99	4%	23,398.00

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2. Rental deposit

The rental deposit payable this time is RMB 108,340.00 (RMB one hundred and eight thousand three hundred and forty only), and the original rental deposit of RMB 65,960.00 (RMB sixty-five thousand nine hundred and sixty only) paid by Party B is less than two months’ rent, so it is necessary to pay up RMB 42,380.00 (RMB forty-two thousand three hundred and eighty only). Upon the expiration of the lease period, after Party A’s acceptance, if the Premise rented by Party B is not damaged (except for special agreement and natural wear and tear between both parties) and there is no other debt, it will be returned within [15] working days after Party B handles the check-out procedures, and the lease security deposit will be free of interest.

3. Bank account information is as follows:

Rent payee: Shenzhen Nanhang Electronics Industry Limited Company

Opening bank: Industrial and Commercial Bank of China Shenzhen Nanshan Sub-branch

Account No.: 4000 0203 0900 4301 473

4. Party B shall pay the rent of the current month to Party A before [5th] of each month. If the payment is overdue, Party B shall pay a late payment fee to Party A at the rate of five thousandths per day.

5. Party B shall pay off the rent of the current month and the unpaid rental deposit within 5 working days after signing this contract, and this contract will come into effect after all the money has arrived.

6. If Party B fails to pay the rent for one month, Party A has the right to take back the house, terminate the contract and collect the arrears.

7. If Party B should propose to terminate the contract during the effective period of the contract, it shall notify Party A in writing two months in advance, otherwise the rental deposit will not be returned.

8. If Party B needs to renew the lease, it shall notify Party A in writing two months in advance, and the two parties shall negotiate the lease price and other renewal matters and sign a new lease contract.

V. Notice on Leasing

1. Party B must earnestly abide by the relevant regulations of Party A, and shall not engage in illegal or criminal acts.

2. Party B shall not change the use nature of the Premise and the main structure of the building. Without the written consent of Party A, Party B shall not sublease in disguised form. Once discovered, Party A has the right to withdraw it at any time. Without the consent of Party A, the original structure of the real estate shall not be changed, and Party B shall be responsible for compensation and impose fines according to the seriousness of the circumstances.

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VI. Responsibilities of both parties

1. Party A is responsible for the maintenance and management of public facilities and cleaning, Party B is responsible for the management and maintenance of self-use facilities, and Party A provides paid services. The maintenance fee will be negotiated separately, and the replacement of equipment shall be borne by Party B.

2. After the contract expires or the contract is terminated, Party B needs to move all its own property, equipment and items out of the real estate on the day of the expiration of the contract or the termination of the contract, and return the real estate to Party A; Otherwise, Party A will charge the handling fee and dispose of the items by itself, and require Party B to pay for the loss during the period when the property is occupied and used. At the same time, Party B should repair the damaged part of the property. Doors, windows, glass, water and electricity should be in good condition, so that the property should be kept clean and tidy and in good condition. The right not to refund the corresponding rental deposit.

3. During the lease period, neither Party A nor Party B shall terminate the contract without reason. If Party A and Party B really need to terminate the contract due to special circumstances, they must notify the other party two months in advance.

VIII. Supplementary Provisions

1. This contract is made in three copies, two for Party A and one for Party B, each of which has the same legal effect.

2. Once this contract is signed and sealed, it will take effect immediately. In the event of a dispute, Party A and Party B should resolve it through friendly negotiation. If it cannot be resolved, it can be submitted to the People’s Court of Nanshan District of Shenzhen for judgment according to law.

3. For the unsettled matter of the contract, both parties shall negotiate and solve it.

4. In case of government demolition or developer’s urban renewal, Party A shall not be deemed to have breached the contract, and Party B shall unconditionally move out within 7 days after receiving the written notice from Party A.

5. When the contract expires, under the same conditions, Party B has the priority to renew the contract.

Party A: Shenzhen Nanhang Electronics Industry Limited Company	Party B: Shenzhen Yitianxin Electronics Co., Ltd.

Party A’s representative:	Party B’s Representative:
Contact Tel.:	Contact Tel.: 13902441129

Signing date:	Signing date:

Shenzhen Nanhang Electronics Industry Limited Company (sealed)	Shenzhen Yitianxin Electronics Co., Ltd. (sealed)
October 13, 2020

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